EXHIBIT 15.1

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-118400, 333-112381, 333-107889, 333-91984, 333-75122, 333-72168, 333-67388, 333-49272, 333-44038, 333-48377 and 333-21713) and related Prospectuses, and the Registration Statements on Form S-3 (File Nos. 333-102909 and 333-107891) and related Prospectuses of PacifiCare Health Systems, Inc. and the Registration Statement on Form S-4 (File No. 333-127455 Amendment No. 1) of UnitedHealth Group Incorporated (UnitedHealth) and related Prospectus of UnitedHealth, and the Proxy Statement of PacifiCare Health Systems, Inc., of our report dated October 25, 2005 relating to the unaudited condensed consolidated interim financial statements of PacifiCare Health Systems, Inc., that are included in its Form 10-Q for the quarter ended September 30, 2005.

/s/ Ernst & Young LLP

Irvine, California

November 2, 2005